As filed with the Securities and Exchange Commission on February 7, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Skyworks Solutions, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	04-2302115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
(Address of Principal Executive Offices) (Zip Code)

2005 Long-Term Incentive Plan
(Full title of the plans)

Mark V. B. Tremallo
Vice President, General Counsel and Secretary
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
(Name and Address of Agent for Service of Process)
(781) 935-5150
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(3)	Price(3)	Registration Fee
Common Stock, par value $0.25 per share	5,000,000(2)	$5.20	$26,000,000	$2,782

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 5,000,000 shares issuable under the registrant’s 2005 Long-Term Incentive Plan.

(3)	The price of $5.20 per share, which is the average of the high and low prices of the common stock as reported on the Nasdaq National Market on February 3, 2006, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
     (a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.
     (c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     (d) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Mark V.B. Tremallo, Vice President, General Counsel and Secretary of the registrant, has opined as to the legality of the securities being offered by this registration statement. Mr. Tremallo is an eligible participant under the 2005 Long-Term Incentive Plan and has been awarded (i) 129,359 stock options and (ii) 22,820 shares of restricted stock under such plan, and may receive future awards under such plan.
Item 6. Indemnification of Directors and Officers.
     Article Seventh of the registrant’s Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to the registrant or its stockholders).
     The registrant’s Second Amended and Restated By-laws include provisions for mandatory indemnification of its directors, officers, employees or agents provided certain conditions are met. Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise. The effect of these provisions would be to permit such indemnification by the registrant for liabilities arising under the Securities Act, to the extent permitted under such act.
     In addition, subject to the limits set forth in such policies, the directors and officers of the registrant are insured under polices of insurance maintained by the registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.
1.     Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.     Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, in the Commonwealth of Massachusetts, on this 7th day of February, 2006.

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich

David J. Aldrich
President and Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Skyworks Solutions, Inc., hereby severally constitute and appoint David J. Aldrich and Allan M. Kline, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Skyworks Solutions, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE

/s/ David J. Aldrich	President, Chief Executive Officer and Director	February 7, 2006
David J. Aldrich	(Principal Executive Officer)

/s/ Allan M. Kline	Vice President and Chief Financial Officer	February 7, 2006
Allan M. Kline	(Principal Accounting and Financial Officer)

/s/ Dwight W. Decker	Chairman of the Board	February 7, 2006
Dwight W. Decker

/s/ Kevin L. Beebe	Director	February 7, 2006
Kevin L. Beebe

/s/ Moiz M. Beguwala	Director	February 7, 2006
Moiz M. Beguwala

/s/ Timothy R. Furey	Director	February 7, 2006
Timothy R. Furey

SIGNATURE	TITLE	DATE

/s/ Balakrishnan S. Iyer	Director	February 7, 2006
Balakrishnan S. Iyer

/s/ Thomas C. Leonard	Director	February 7, 2006
Thomas C. Leonard

/s/ David P. McGlade	Director	February 7, 2006
David P. McGlade

/s/ David J. McLachlan	Director	February 7, 2006
David J. McLachlan

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant

4.2(1)	Second Amended and Restated By-Laws of the Registrant

5.1	Opinion of Mark V.B. Tremallo, Esq.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Mark V.B. Tremallo, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended on September 30, 2002 (File No. 001-5560) and incorporated herein by reference.